Benihana Inc. Reports Results for Fiscal Third Quarter 2012

Eighth Consecutive Quarter of Company-Wide Comparable Sales Growth; Stockholder-Friendly Initiatives Completed During the Quarter

MIAMI, Feb. 8, 2012 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported financial results for its twelve-week fiscal third quarter 2012, ended January 1, 2012.

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Highlights for the fiscal third quarter 2012 relative to the year-ago quarter include:

  Company-wide comparable restaurant sales increased 7.0%, due primarily to traffic and led by the Benihana Teppanyaki concept, which reported 8.2% comparable restaurant sales growth and a 6.4% increase in dine-in guest counts;
  Total revenues increased 5.6% to $77.0 million from $72.9 million, driven by restaurant sales growth;
  Income before income taxes increased 36.7% to $1.5 million, compared to $1.1 million;
  Net income was $1.0 million, or $0.06 per diluted share, compared to $1.9 million or $0.12 per diluted share;
  Restaurant segment operating income increased 13.1% to $7.9 million from $7.0 million;
  Restaurant level EBITDA margin increased to 17.6% of sales as compared to 17.4%, in spite of a 0.4% increase in food and beverage costs resulting from higher commodity costs;
  As previously announced, stockholders approved the reclassification of each share of Class A Common Stock into one share of Common Stock; and
  Also as previously announced, the Company declared a quarterly dividend of $0.08 per share.

Richard C. Stockinger, Chairman, President and Chief Executive Officer, said, "We are delighted with the continued momentum in our business, and in particular the consistency of our comparable sales increases. Reporting eight consecutive quarters of increases in comparable sales that are at or near the top of the industry, particularly at the Benihana Teppanyaki concept, reflects the strength of the brand and the importance and sustainability of the initiatives undertaken in connection with the Renewal Program. We are also pleased that we are generating growth in restaurant segment operating income from these sales increases, more than offsetting the impact of higher commodity costs and consumers' continued focus on value propositions. And our debt-free balance sheet and strong operating cash flow positions us very well as we actively work to identify acceptable sites and begin implementing our unit growth plans."

Mr. Stockinger added, "We are also very pleased that stockholders elected the proposed slate of directors at our recent Annual Meeting to a three-year term. We welcome new members Richard Snead and Michael Kaufman to the Board and congratulate Ronald Castell on his reelection. We also thank the directors who are stepping down, Lew Jaffe and Joseph West, for their service to the Company and stockholders, and a special thanks to director Darwin Dornbush who is retiring after a longstanding term of service to the Company."

Fiscal Third Quarter 2012 Financial Results

Net income for the third quarter of fiscal 2012 was $1.0 million, or $0.06 per diluted share, compared to $1.9 million, or $0.12 per diluted share, in the same quarter of the prior year. Restaurant segment income from operations increased 13.1% to $7.9 million for the third quarter of fiscal 2012 from $7.0 million in the same quarter of the prior year.

Excluding stock-based compensation expenses and certain non-recurring general and administrative expenses in both years, income from operations for the third quarter of both fiscal 2012 and fiscal 2011 was $2.5 million.

For the fiscal third quarter of 2012, total revenues increased 5.6% to $77.0 million from $72.9 million in the same prior year quarter, primarily driven by a 5.8% increase in total restaurant sales.

Company-wide comparable restaurant sales increased 7.0% during the quarter, including increases of 8.2% at Benihana Teppanyaki restaurants, 4.8% at RA Sushi, and 3.7% at Haru. This represented the eighth consecutive quarter of company-wide comparable sales increases.

During the quarter, Benihana Teppanyaki represented approximately 68.7% of consolidated restaurant sales, while RA Sushi and Haru accounted for 21.7% and 9.6%, respectively. There were a total of 1,144 store-operating weeks in the fiscal third quarter of 2012 compared to 1,158 in the same prior year quarter.

Cost of food and beverage sales for the fiscal third quarter of 2012 totaled $18.9 million, or 24.7% of restaurant sales, compared to $17.6 million, or 24.3% of restaurant sales, in the fiscal third quarter of 2011. The increase as a percentage of restaurant sales resulted from escalating commodity costs that more than offset certain menu pricing increases and shallowing of discounts taken at the beginning of the current fiscal year.

Restaurant operating expenses for the fiscal third quarter of 2012 increased $2.0 million, but decreased 0.8% as a percentage of restaurant sales, compared to the same prior year period. The decrease as a percentage of restaurant sales was due to decreased marketing expense during the quarter, fixed cost leverage on higher sales volumes, and reduced depreciation (primarily due to certain prior year retirements), partially offset by increases in certain labor-related costs. Additional marketing costs were incurred during the quarter related to the production of a commercial which was not shown until subsequent to quarter end, and, accordingly, those costs will be recognized in the fiscal fourth quarter.

General and administrative expenses for the fiscal third quarter of 2012 totaled $7.7 million, compared to $7.3 million for the same period in the prior year. The current year quarter included $0.5 million of non-recurring expenses related to the special shareholders' meetings and $0.4 million of stock-based compensation expenses. The prior year quarter included $0.9 million of non-recurring expenses consisting of $0.7 million incurred in conjunction with the board's assessment of strategic alternatives, including a possible sale of the Company; $0.1 million related to various financial and operational consulting agreements; and $0.1 million of costs incurred in conjunction with the execution of our accounting and payroll function outsourcing agreement. The prior year quarter also included $0.2 million of stock-based compensation expenses. In connection with the evaluation of strategic alternatives, the potential sale process was terminated in May 2011.

Recurring general and administrative expenses were $6.8 million for the fiscal third quarter of 2012, an increase of $0.7 million or 0.5% when expressed as a percentage of total revenues, compared to the same prior year quarter. The increase was due primarily to higher legal and professional fees associated with litigation involving wage and hour laws in both California and New York.

Income from operations improved to $1.6 million for the fiscal third quarter of 2012 from $1.3 million for the same period in the prior year. Interest expense was slightly lower at $0.1 million for the current year quarter, compared to $0.2 million for the prior year quarter, as a result of higher outstanding borrowings in the prior year.

The income tax provision was $465,000 for the fiscal third quarter of 2012 (an effective rate of 30.9%), compared to a benefit of $1.1 million for the same period in the prior year (an effective rate of negative 98.1%). The current quarter provision increased approximately $310,000 as a result of items identified during the reconcilement of the prior year tax provision to actual tax returns as prepared and filed during the quarter. Excluding these reconciling adjustments, the effective tax rate for the quarter was 10.3%, due to the level of tax credits relative to taxable income.

Net income for the fiscal third quarter of 2012 was $1.1 million, or $0.06 per diluted share, compared to $1.9 million, or $0.12 per diluted share, for the same period in the prior year.

Net income for the ten periods comprising the first three fiscal quarters of 2012 was $3.9 million, or $0.20 per diluted share, compared to breakeven results for the same period in the prior year.

Capital expenditures were $7.1 million for the first three fiscal quarters of 2012, compared to $6.8 million for the same period in the prior year. We expect fiscal year 2012 capital expenditures to be approximately $13 million.

Stockholder Initiatives

As previously announced, at a special meeting of stockholders on November 17, 2011, the stockholders approved the reclassification of each outstanding share of Class A Common Stock into one share of Common Stock. In connection with the reclassification, the number of authorized shares of Common Stock was increased from 12 million to 24 million shares. Additionally, our shareholder rights plan, under which a preferred share purchase right is represented by outstanding shares of our Common Stock and Class A Common Stock, automatically expired in connection with the reclassification.

Also as previously announced, on January 3, 2012, the Board of Directors authorized and declared a quarterly dividend in the amount of $0.08 per share of Common Stock. The dividend was paid in cash on January 30, 2012, to stockholders of record at the close of business on January 13, 2012.

Fiscal Third Quarter 2012 Earnings Conference Call Details

The conference call will be hosted today, Wednesday, February 8, 2012, at 10:00 AM ET.

To listen to the call by phone, please dial 866-510-0707 within the U.S., or 617-597-5376 outside the U.S. When prompted, enter the participant passcode: 89820924.

The conference call will be webcast live through the Investor Relations page of the Company's website: www.benihana.com/about. A replay of the call will be available on the website through February 8, 2013.

Non-GAAP Measures

We report earnings before interest expense, income taxes and depreciation and amortization expense (EBITDA) in this report which is not a measure defined within accounting principles generally accepted in the United States ("GAAP"). This non-GAAP measure should not be construed as a substitute for or a better indicator of the Company's performance than the Company's GAAP measures. We analyze our business performance and trends utilizing EBITDA because we believe it is a common valuation measure used within the restaurant industry. In addition, certain financial covenants and management incentives are based on EBITDA.

The presentation of the non-GAAP measure in this report is reconciled to the most directly comparable GAAP measure, income from operations, as shown below.

	Three Periods Ended
	January 1,		January 2,
	2012		2011
Income from operations	1,598		1,312

Franchise fees and royalties	(327)		(403)
General and administrative expenses	7,749		7,298
Restaurant depreciation and amortization	4,476		4,399

Restaurant level EBITDA*	13,496	17.6%	12,606	17.4%
*Margin is calculated as a percent of Restaurant sales.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN) is the nation's leading operator of Japanese theme and sushi restaurants with 96 Company-owned restaurants nationwide, including 63 Benihana restaurants, 25 RA Sushi restaurants and eight Haru restaurants. In addition, 17 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Benihana Inc. and Subsidiaries Comparable Sales by Concept (In thousands)
	Three Periods Ended
	January 1,	January 2,	Percentage
	2012	2011	Change
Comparable restaurant sales by concept:
Teppanyaki	$52,338	$48,374	8.2%
RA Sushi	16,625	15,862	4.8%
Haru	7,394	7,131	3.7%
Total comparable restaurant sales	$76,357	$71,367	7.0%

	Ten Periods Ended
	January 1,	January 2,	Percentage
	2012	2011	Change
Comparable restaurant sales by concept:
Teppanyaki	$173,425	$160,264	8.2%
RA Sushi	59,979	57,727	3.9%
Haru	24,540	24,431	0.4%
Total comparable restaurant sales	$257,944	$242,422	6.4%

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)
	Three Periods Ended
	January 1,		January 2,
	2012		2011

Revenues:
Restaurant sales	$ 76,676	99.6%	$ 72,492	99.4%
Franchise fees and royalties	327	0.4%	403	0.6%
Total revenues	77,003	100.0%	72,895	100.0%

Restaurant Expenses:
Cost of food and beverage sales	18,911	24.6%	17,582	24.1%
Restaurant operating expenses	48,745	63.3%	46,703	64.1%
Restaurant opening costs	-	0.0%	-	0.0%
General and administrative expenses	7,749	10.1%	7,298	10.0%
Total operating expenses	75,405	97.9%	71,583	98.2%

Income from operations	1,598	2.1%	1,312	1.8%
Interest expense, net	94	0.1%	212	0.3%

Income before income taxes	1,504	2.0%	1,100	1.5%
Income tax expense (benefit)	465	0.6%	(1,079)	-1.5%

Net Income	1,039	1.3%	2,179	3.0%
Less: Accretion of preferred stock issuance costs
and preferred stock dividends	-		250

Net income attributable to common stockholders	$ 1,039		$ 1,929

Earnings Per Share
Basic earnings per common share	$ 0.06		$ 0.12
Diluted earnings per common share	$ 0.06		$ 0.12

Weighted Average Shares Outstanding
Basic	17,882		15,471
Diluted	17,928		18,257

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)
	Ten Periods Ended
	January 1,		January 2,
	2012		2011

Revenues:
Restaurant sales	$ 258,465	99.5%	$ 244,536	99.5%
Franchise fees and royalties	1,323	0.5%	1,318	0.5%
Total revenues	259,788	100.0%	245,854	100.0%

Restaurant Expenses:
Cost of food and beverage sales	64,384	24.8%	59,681	24.3%
Restaurant operating expenses	164,930	63.5%	159,131	64.7%
Restaurant opening costs	-	0.0%	8	0.0%
General and administrative expenses	25,604	9.9%	27,199	11.1%
Total operating expenses	254,918	98.1%	246,019	100.1%

Income (Loss) from operations	4,870	1.9%	(165)	-0.1%
Interest expense, net	350	0.1%	485	0.2%

Income (Loss) before income taxes	4,520	1.7%	(650)	-0.3%
Income tax expense (benefit)	604	0.2%	(1,436)	-0.6%

Net Income	3,916	1.5%	786	0.3%
Less: Accretion of preferred stock issuance costs and
preferred stock dividends	440		833

Net income (loss) attributable to common stockholders	$ 3,476		$ (47)

Earnings (Loss) Per Share
Basic earnings (loss) per common share	$ 0.21		$ (0.00)
Diluted earnings (loss) per common share	$ 0.20		$ (0.00)

Weighted Average Shares Outstanding
Basic	16,950		15,457
Diluted	16,993		15,457

Benihana Inc. and Subsidiaries Condensed Balance Sheet Data (Unaudited) (In thousands)
	January 1,	March 27,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$ 16,226	$ 4,038
Other current assets	13,202	11,133
Total current assets	29,428	15,171

Property and equipment, net	176,207	182,992
Goodwill	6,896	6,896
Deferred income tax asset, net and other long term assets	15,442	15,823
Total assets	$ 227,973	$ 220,882

Liabilities, Convertible Preferred Stock and Stockholders' Equity
Current Liabilities:
Other current liabilities	39,677	33,467
Total current liabilities	39,677	33,467

Borrowings under line of credit	-	5689
Long term liabilities	15,772	15,293
Total liabilities	55,449	54,449

Convertible preferred stock	-	19,710

Stockholders' Equity
Total stockholders' equity	172,524	146,723
Total liabilities, convertible preferred stock and stockholders' equity	$ 227,973	$ 220,882

Contact
Jeremy Fielding / Anntal Silver
Kekst and Company
(212) 521-4800